Exhibit 1.A(13)
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SETTLEMENT OPTIONS TO PROVIDE ACCELERATION OF DEATH BENEFITS

Subject to all the provisions of this rider and of the rest of the contract, we will make available the payments described below if the Insured becomes terminally ill or is confined to a nursing home.

This rider is non-participating. The factors we use to compute the Benefit Base will be set and changed only prospectively, that is, based on future experience. We will not change these factors to recoup any prior losses or distribute past gains under the rider. The insured is not entitled to participate in company profits.

Definitions

Convertible Proceeds.--The proceeds payable under this contract at the death of the Insured, reduced by any contract debt, excluding any term insurance arising from supplementary benefits (except level term insurance riders still in the conversion period and for which we charge a premium).

Benefit Base.--The value we will use to determine the monthly benefit payable under the terminal illness option or the nursing home option. It will be computed based on the amount of convertible proceeds you elect to place under the option and a reduced life expectancy. We will calculate the life expectancy, and the resulting benefit base, using our assumptions, which we may change from time to time. We will consider, among other things, the Insured's age and sex and which of the options is being applied for. We will also consider, when applicable:

1.   expected future premiums;

2. future dividends according to the scale in effect when we make the computation;

3.   continuation of any reduction in guaranteed charges;

4. continuation of the current rate of any excess interest credited on contract values; and

5.   an expense charge of up to $150.

The benefit base will be at least as great as the net cash value of the contract multiplied by the percentage of the convertible proceeds placed under the terminal illness option or the nursing home option, whichever is elected.

Eligible Nursing Home.--An institution or special nursing unit of a hospital which meets at least one of the following requirements:

1)   it is Medicare approved as a provider of skilled nursing care services; or

2) it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

3)   it meets all the requirements listed below:

     a.   it is licensed as a nursing home by the state in which it is located;
     b. its main function is to provide skilled, intermediate, or custodial nursing care;
     c. it is engaged in providing continuous room and board accommodations to 3 or more persons;
     d. it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);
     e.   it maintains a daily medical record of each patient; and
     f.   it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

Terminal Illness Options

If we receive evidence satisfactory to us, including certification by a licensed physician, that the Insured's life expectancy is 6 months or less, you may elect this option to provide equal monthly payments for 6 months. For each $1,000 of benefit base, each payment will be at least $168.37, which assumes an annual interest rate of 5%.

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If the Insured  dies  before all the  payments  have been made,  we will pay the beneficiary in one sum the present value of the remaining payments, calculated at the interest rate we used to determine those payments.

If you do not wish to receive monthly payments, you may elect to receive a single sum equal to the benefit base.

Nursing Home Options

If (1) the Insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months, and (2) we receive evidence satisfactory to us, including certification by a licensed physician, that the Insured is expected to remain in the nursing home until death, you may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of benefit base, each payment will be at least the minimum amount shown in that table, which assumes an annual interest rate of 5%.

ATTAINED AGE            PAYMENT PERIOD               MINIMUM MONTHLY PAYMENT FOR
 OF INSURED                IN YEARS                  EACH $1,000 OF BENEFIT BASE
64 and under                  10                                $10.50
65 - 67                        8                                 12.56
68 - 70                        7                                 14.02
71 - 73                        6                                 15.99
74 - 77                        5                                 18.74
78 - 81                        4                                 22.89
82 - 86                        3                                 29.80
87 and over                    2                                 43.64

If the Insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments, calculated at the interest rate we used to determine those payments.

If we agree, you may elect a longer payment period than that shown in the table; if you do, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.

We reserve the right to set a maximum monthly benefit that we will pay under this option. If we set a maximum, it will be at least $5,000; we will advise you of the amount before the payment period begins.

If you do not wish to receive monthly payments, you may elect to receive a single sum equal to the benefit base.

Effect on  Contract

The convertible proceeds will be reduced by any amount converted under one of these options.

If you convert only a portion of your convertible proceeds under one of these options, the contract will remain in force and reduced premiums will be payable. For insurance included in the convertible proceeds, values and the amount of insurance will be reduced in the same proportion as the reduction in convertible proceeds. Premiums will be payable as if the contract had been issued at the reduced amount. Insurance not included in the convertible proceeds will be unaffected.

If you convert only a portion of your convertible proceeds, the remaining convertible proceeds must be at least $25,000.

If you convert all of your convertible proceeds, all other benefits under the contract based on the Insured's life will end. Any insurance under the contract on the life of someone other than the Insured will remain in effect and we will waive all future premiums for this insurance.


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Conditions

Your right to receive payment under any of these options is subject to the following conditions:

1.   The contract must be in force other than as extended insurance.

2.   You must elect the option in writing in a form that meets our needs.

3.   The contract must not be assigned except to us as security for a loan.

4. We reserve the right to set a minimum of no more than $50,000 on the amount of convertible proceeds you may place under an option.

5.   You must send us the contract.

6. The primary purpose of life insurance is to meet your estate planning needs. This benefit provides for the accelerated payment of life insurance proceeds and is not intended to cause you to involuntarily invade proceeds ultimately payable to the named beneficiary. Therefore, accelerated death benefit proceeds will be made available to you on a voluntary basis only.
     Accordingly:

          (a) If you are required by law to exercise this option to satisfy the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

          (b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Right to Cancel

If you ask us in writing and send us the contract, we will cancel this rider.

Rider attached to and made a part of this contract on the Contract Date

Pruco Life Insurance Company of New Jersey,

By /s/  Dorothy K. Light
              Secretary



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